Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 2, 2026 relating to the consolidated financial statements of Plug Power Inc. and subsidiaries, and the effectiveness of Plug Power Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Plug Power Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Rochester, New York

March 6, 2026